As filed with the Securities and Exchange Commission on January 12, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DAYTON SUPERIOR CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	31-0676346
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7777 Washington Village Drive, Suite 130
Dayton, OH	45459
(Address of Principal Executive Offices)	(Zip Code)
The 2000 Stock Option Plan of Dayton Superior Corporation
(Full title of the Plan)

Edward J. Puisis
Chief Financial Officer
7777 Washington Village Drive, Suite 130
Dayton, OH 45459
(937) 428-6360
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200
(212) 751-4864 (fax)
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount of Shares to	Offering Price Per	Aggregate Offering	Amount of
to be Registered	be Registered (1)	Share (2)	Price	Registration Fee

Common Stock	1,564,846	$11.93; $11.13	$18,104,763	$1,937
$0.01 par value

(1)	Represents 1,564,846 shares of common stock, par value $0.01 per share (“Common Stock”) of Dayton Superior Corporation (the “Company”) that may be acquired under the 2000 Stock Option Plan of the Company (as amended, the “Option Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), additional shares of Common Stock of the Company, which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share is based upon (a) the weighted average exercise price per share ($11.93) of options to purchase 860,034 shares of Common Stock that are outstanding under the Option Plan as of the date hereof, and (b) for the remaining 704,812 shares of Common Stock, $11.13, the average of the high and low trading prices of the Common Stock as reported on the NASDAQ Global Market System composite tape on January 9, 2007.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference
                    The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company, are hereby incorporated as of their respective dates in this Registration Statement by reference:
A.	The Company’s prospectus filed with the Commission pursuant to Rule 424(b) on October 3, 2006 in connection with the Company’s Registration Statement on Form S-1 (File No. 333-137785), including the exhibits thereto.

B.	The description of the Company’s Common Stock, contained in the Company’s registration statement on Form S-1, referred to above.
                    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers
                    From time to time there may be legal proceedings involving any of our directors, officers, employees or agents in which indemnification by us is sought. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Except to

the extent such exemption from liability is not permitted under the Delaware General Corporation Law, our certificate of incorporation provides that no director will have personal liability to us or to our shareholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:
•	for any breach of their duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.
                     Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
                     In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
                     In addition to the indemnification provided for in our by-laws, we have entered into separate indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, and require us to obtain directors’ and officers’ insurance if available on reasonable terms. We believe these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
                     We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of a defense, settlement or payment of a judgment in some circumstances.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits
                     A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act; that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on January 11, 2007.

DAYTON SUPERIOR CORPORATION

By:	/s/Edward J. Puisis

Edward J. Puisis Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
     Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints each of Edward J. Puisis the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amended thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully as to all intents and purposes as the undersigned might and could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/Eric R. Zimmerman Eric R. Zimmerman	President, Chief Executive Officer, and Director (Principal Executive Officer)	January 11, 2007

/s/Edward J. Puisis Edward J. Puisis	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	January 11, 2007

/s/Thomas W. Roehrig Thomas W. Roehrig	Vice President of Corporate Accounting and Secretary (Principal Accounting Officer)	January 11, 2007

/s/Stephen Berger Stephen Berger	Chairman of the Board of Directors	January 11, 2007

Signature	Title	Date

/s/Steven M. Berzin Steven M. Berzin	Director	January 11, 2007

/s/William F. Hopkins William F. Hopkins	Director	January 11, 2007

/s/Douglas W. Rotatori Douglas W. Rotatori	Director	January 11, 2007

Exhibit Index

3.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1/A, filed on December 7, 2006, File No. 333-137785).

3.2	Form of Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1/A, filed on December 7, 2006, File No. 333-137785).

4.1	Specimen Certificate of Common Stock (incorporated herein by reference to Exhibit 4.0 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A, filed on December 18, 2006, File No. 333-137785).

4.2	Dayton Superior Corporation 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.2.1	First Amendment to Dayton Superior Corporation 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2001).

4.2.2	Second Amendment to Dayton Superior Corporation 2000 Stock Option Plan dated July 15, 2002 (incorporated by reference to Exhibit 10.13.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.2.3	Third Amendment to Dayton Superior Corporation 2000 Stock Option Plan dated October 23, 2002 (incorporated by reference to Exhibit 10.13.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.2.4	Fourth Amendment to Dayton Superior Corporation 2000 Stock Option Plan dated February 10, 2004. (incorporated by reference to Exhibit 10.10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

5.1	Opinion of Counsel regarding the legality of the Common Stock being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.3	Power of Attorney (included on signature page).